AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 1997
                                           REGISTRATION NO. 33-___________
-------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                  ------------------------
                                       FORM S-1
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                                ------------------------

                             TAMARACK LENDERS CORPORATION
                (Exact name of registrant as specified in charter)

      TEXAS                           6159                      75-2716949
    (state of                     (primary sic               (I.R.S. employer
  incorporation)                  code number)              identification no.)


                          801 EAST CAMPBELL ROAD, SUITE 310
                               RICHARDSON, TEXAS 75081
                                     972-994-9363
  (address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              ------------------------
                                   GARRY P. ISAACS
                          801 EAST CAMPBELL ROAD, SUITE 310
                               RICHARDSON, TEXAS 75081
                                     972-994-9363
            (name, address, including zip code, and telephone number,
                      including area code, of agent for service)
                               ------------------------
                                   WITH A COPY TO:
                               WARREN M. S. ERNST, ESQ.
                           DONOHOE, JAMESON & CARROLL, P.C.
                                3400 RENAISSANCE TOWER
                                 DALLAS, TEXAS 75270
                               ------------------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                   PROPOSED       PROPOSEED                     AMOUNT
                   MAXIMUM        MAXIMUM                       OF
TITLE OF           AMOUNT TO      OFFERING       AGGREGATE      REGISTR-
EACH CLASS OF      BE             PRICE PER      OFFERING       ATION
SECURITIES         REGISTERED     UNIT           PRICE          FEE
------------------------------------------------------------------------------
Auto Receivables
Backed Notes

                  $ 20,000,000      100%         $20,000,000     $6,060.61
-------------------------------------------------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                             TAMARACK LENDERS CORPORATION

         Cross Reference Sheet Pursuant to Item 501(b) of Regulation S-K
                     between Items in Part I of the Registration
                       Statement (Form S-1) and the Prospectus

ITEM                                                         CAPTION OR
 NO.      ITEM                                          LOCATION IN PROSPECTUS
 ---      ----                                          ----------------------

1.  Forepart of the Registration
         Statement and Outside Cover
         Page of Prospectus. . . . . . . . . . . . . . . .Facing Page and Front
                                                          Cover Page

2.  Inside Front and Outside Back
         Cover Pages of the
         Prospectus. . . . . . . . . . . . . . . . . . Inside Front and Outside
                                                            Back Cover Pages

3.  Summary Information, Risk Factors
         and Ratio of Earnings to
         Fixed Charges . . . . . . . . . . . . . . . . . . Summary; The Issuer;
                                                             Risk Factors

4.  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . .Use of Proceeds

5.  Determination of Offering Price. . . . . . . . . . . . . . . Not Applicable

6.  Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . Not Applicable

7.  Selling Security Holders . . . . . . . . . . . . . . . . . . Not Applicable

8.  Plan of Distribution . . . . . . . . . . . . . . . . . Plan of Distribution

9.  Description of the Securities
         to be Registered. . . . . . . . . . . . . . . The Notes; The Indenture

10. Interest of Named Experts and Counsel. . . . . . . . . . . .None -- Omitted

11. Information with Respect to the Registrant

    (a)  Description of Business . . . . . . . . . . . . . Summary; The Issuer;
                                                           The Seller

    (b)  Description of Property . . . . . . . . . . . . . . . .None -- Omitted

    (c)  Legal Proceedings . . . . . . . . . . . . . . . . . . . . .The Issuer;
                                                                     The Seller

    (d)  Market Price of and Dividends
              on the Registrant's Common
              Equity and Related Stockholder
              Matters. . . . . . . . . . . . . . . . . . . . . . Not Applicable

    (e)  Financial Statements. . . . . . . . . . .Index to Financial Statements

    (f)  Selected Financial Data . . . . . . . . . . . . . . . . Not Applicable

    (g)  Supplementary Financial Information . . . . . . . . . . Not Applicable

    (h)  Management's Discussion and
              Analysis of Financial
              Condition and Results
              of Operations. . . . . . . . . . . . . . . . . . . Not Applicable

    (i)  Changes in and Disagreements with
              Accountants and Financial
              Disclosure . . . . . . . . . . . . . . . . . . . . Not Applicable

    (j)  Directors and Executive Officers. . . . . . . . . . . . . . Management

    (k)  Executive Compensation. . . . . . . . . . . . . . . . . . . Management

    (l)  Security Ownership of Certain
              Beneficial Owners and
              Management . . . . . . . . . . . . . . . . . . Security Ownership

    (m)  Certain Relationships and
              Related Transactions . . . . . . . . . . . . . . . . . Management

12. Disclosure of Commission Position
         on Indemnification for
         Securities Act Liabilities. . . . . . . . . . . . . . . Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

(Subject to Completion -- Dated September 30, 1997)
PROSPECTUS

                            TAMARACK LENDERS CORPORATION

                            AUTO RECEIVABLES BACKED NOTES
                                  ------------------

The Auto Receivables Backed Notes (the "NOTES") described herein may be sold from time to time in one or more series, in amounts, at prices and on terms to be determined at the time of sale and to be set forth in a supplement to this Prospectus (a "PROSPECTUS SUPPLEMENT"). The Notes of each series will be issued by Tamarack Lenders Corporation (the "ISSUER"), a newly-formed special purpose Texas corporation that has not commenced operations as of the date of this Prospectus. The property of the Issuer will include a pool of retail installment sale contracts secured by used automobiles and light trucks (the "RECEIVABLES"), certain monies due or received thereunder and security interests in the vehicles financed thereby. The Issuer has obtained an insurance policy covering risk of loss or damage to the collateral or default on the Receivables. THE NOTES WILL NOT BE RATED BY ANY INDEPENDENT RATING AGENCY.

The Notes of each series will be issued and secured pursuant to an Indenture (the "INDENTURE") between the Issuer and the Indenture Trustee (the "INDENTURE TRUSTEE"). Notes of any series will represent the right to receive a specified amount of payments of principal and interest on the related Receivables in the manner described herein and in the related Prospectus Supplement. A series may include two or more classes of Notes which differ as to the timing and priority of payment, interest rate or amount of distributions in respect of principal, interest or both. EXCEPT AS OTHERWISE PROVIDED IN THE RELATED PROSPECTUS SUPPLEMENT, THE ONLY OBLIGATIONS OF THE SELLER AS ORIGINATOR OF RECEIVABLES WITH RESPECT TO A SERIES OF NOTES WILL BE PURSUANT TO CERTAIN REPRESENTATIONS AND WARRANTIES MADE BY SUCH PARTY. VARIOUS AUTO DEALERSHIPS WILL BE THE SERVICERS (THE "SECONDARY SERVICERS") OF THE RECEIVABLES. THE OBLIGATIONS OF EACH SECONDARY SERVICER WILL BE LIMITED TO ITS CONTRACTUAL SERVICING OBLIGATIONS (WHICH INCLUDE ITS OBLIGATION TO REPURCHASE RECEIVABLES IN THE EVENT OF DELINQUENCIES IN PAYMENTS ON RECEIVABLES).

Each class of Notes will represent the right to receive payments in the amounts, at the rates, and on the dates set forth in the related Prospectus Supplement. The rate of payment in respect of principal on Notes of any class will depend on the priority of payment of such class and the rate and timing of payments (including prepayments, defaults, liquidations and repurchases of Receivables) on the related Receivables. A rate of payment lower or higher than that anticipated may affect the weighted average life of each class of Notes in the manner described herein and in the related Prospectus Supplement. The Seller does not expect that a secondary market for the Notes will develop or, if it does develop, that it will continue. The Notes will not be listed on any securities exchange.

                            -------------------------

PROCEEDS OF THE ASSETS OF THE ISSUER ARE THE SOLE SOURCES OF PAYMENTS ON THE NOTES. THE NOTES WILL NOT REPRESENT AN INTEREST IN OR OBLIGATION OF, AND ARE NOT GUARANTEED BY, TAMARACK FINANCIAL, INC., TAMARACK FUNDING CORPORATION, TAMARACK CAPITAL MANAGEMENT CORPORATION, OR ANY OF THEIR RESPECTIVE AFFILIATES.

                            -------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PUBLIC MARKET IS EXPECTED TO DEVELOP FOR THESE SECURITIES. INVESTORS SHOULD EXPECT TO RETAIN OWNERSHIP OF THE NOTES AND BEAR THE ECONOMIC RISKS OF THEIR INVESTMENT FOR THE ENTIRE TERM OF THE NOTES.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" IN THIS PROSPECTUS. DEBT SECURITIES OFFERED WITH HIGH INTEREST OR YIELD GENERALLY INVOLVE MORE RISK THAN MANY OTHER MEDIUM TERM DEBT INSTRUMENTS WITH LOWER INTEREST OR YIELD.

The Notes will be sold on a best-efforts basis by Tamarack Financial, Inc., a licensed broker-dealer affiliated with the Issuer. All subscriptions are subject to the right of the issuer to reject any subscription in whole or in part.

Retain this Prospectus for future reference. This Prospectus may not be used to consummate sales of securities offered hereby unless accompanied by a Prospectus Supplement.

The date of this Prospectus is _________________, 1997.

                                 AVAILABLE INFORMATION

Tamarack Lenders Corporation, as Issuer, has filed with the Securities and Exchange Commission (the "COMMISSION") a Registration Statement (together with all amendments and exhibits thereto, referred to herein as the "REGISTRATION STATEMENT") under the Securities Act of 1933, as amended (the "SECURITIES ACT"), with respect to the Notes offered pursuant to this Prospectus. This Prospectus, which forms part of the Registration Statement, does not contain all of the information contained in the Registration Statement and exhibits. The Registration Statement is available for inspection without charge at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. Statements made in this Prospectus as to the contents of any agreement or other document referred to herein are not necessarily complete and reference is made to the copy of such agreement or other documents filed as an exhibit or schedule to the Registration Statement and to the exhibits and schedules filed therewith, each such statement being qualified in all respects by such reference.

                                REPORTS TO NOTEHOLDERS

The Company will furnish annual unaudited reports containing information concerning the Receivables to registered holders of the Notes. An IRS Form 1099 will be mailed to each Noteholder promptly after the end of each calendar year for interest paid during the prior year.

                            MINIMUM SUITABILITY STANDARDS

Minimum suitability requirements have been established for residents of certain states. California subscribers must represent that they have either
(a) an annual gross income of at least $60,000 and a net worth of at least $60,000 exclusive of the subscriber's principal residence and its furnishings and personal use automobiles; or (b) a net worth of at least $225,000, exclusive of the subscriber's principal residence and its furnishings and personal use automobiles. Colorado subscribers must represent that they have either (a) an annual gross income of at least $45,000 and a net worth of at least $45,000 exclusive of the subscriber's principal residence and its furnishings and personal use automobiles; or (b) a net worth of at least $150,000, exclusive of the subscriber's principal residence and its furnishings and personal use automobiles. Florida subscribers must represent that they have either (a) an annual gross income of at least $45,000 and a net worth of at least $45,000 exclusive of the subscriber's principal residence and its furnishings and personal use automobiles; or (b) a net worth of at least $150,000, exclusive of the subscriber's principal residence and its furnishings and personal use automobiles. Missouri subscribers must represent that they have either (a) an annual gross income of at least $45,000 and a net worth of at least $45,000 exclusive of the subscriber's principal residence and its furnishings and personal use automobiles; or (b) a net worth of at least $150,000, exclusive of the subscriber's principal residence and its furnishings and personal use automobiles. Texas subscribers must represent that they have either (a) an annual gross income of at least $45,000 and a net worth of at least $45,000 exclusive of the subscriber's principal residence and its furnishings and personal use automobiles; or (b) a net worth of at least $150,000, exclusive of the subscriber's principal residence and its furnishings and personal use automobiles. Utah subscribers must represent that they have either (a) an annual gross income of at least $45,000 and a net worth of at least $45,000 exclusive of the subscriber's principal residence and its furnishings and personal use automobiles; or (b) a net worth of at least $150,000, exclusive of the subscriber's principal residence and its furnishings and personal use automobiles. In the case of sales to a subscriber which is a fiduciary account, the foregoing standards must be met by the beneficiary, the fiduciary account, or by the donor or grantor who directly or indirectly supplies the funds to purchase the securities if the donor or grantor is the fiduciary.

                                  PROSPECTUS SUMMARY

This Prospectus Summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus and by reference to the information with respect to the Notes contained in the related Prospectus Supplement to be prepared and delivered in connection with the offering of such Notes. Certain capitalized terms used in this Prospectus Summary are defined elsewhere in this Prospectus and in the related Prospectus Supplement.

THE COMPANY. Tamarack Funding Corporation (the "COMPANY" or the "SELLER") is a Texas corporation whose business purpose is the acquisition and collection of automobile sales contracts ("RECEIVABLES") on a full recourse basis. Receivables are purchased at a discount, and the principal and interest from the Receivables are collected by the auto dealerships as secondary servicers and remitted to the Company as Primary Servicer, which in turn remits the funds to the Issuer, in the form of weekly, biweekly and/or monthly installments. The Issuer reinvests periodic proceeds in excess of Noteholders' principal and interest payments, into additional Receivables of the same type. The Receivables are assigned to the Company by car dealers, the Company sells the Receivables to the Issuer and the Issuer holds title to the Receivables until the Receivables are paid in full. Dealers, as secondary servicers (the "SECONDARY SERVICERS"), are obligated to collect payments and submit them to the Issuer in full and to replace any Receivable that is in default within 15 days of demand by the Company. All Receivables are full recourse and payments are fully guaranteed by the dealerships as sellers of the Receivables.

The Company's management has recognized the need for stable relationships with automobile dealers as dealers are adjusting to new trends in pre-owned car sales techniques. The recent introduction of the "automobile super store" has created an important trend among all established preowned car dealers toward stronger high quality customer relationships. The Company has designed its dealer relationship criteria so that dealers can establish better and more dependable customer relations which build loyalty and a stronger determination in the customer to meet contractual obligations and to return to the dealer's store to trade up and/or to purchase another car. The Company's strategic plan is based upon encouraging and supporting the dealerships in developing and maintaining a regular personal relationship with their customers by appointing the dealerships as Secondary Servicers. The dealerships are willing to sell the Receivables with full recourse in order to maintain those relationships. The full recourse nature of the sales of the Receivables, in turn, gives the Issuer a measure of protection in the event the customer defaults.

Funding experience in years prior to the formation of the Company led the Company's management to decide to focus on risk management first and secondarily on growth. In the business of purchasing car receivables, risk is proportionate to benefit. The greater the risk, the bigger the discount and the higher the interest charged. In order to achieve higher benefit and less risk, the Company buys only full recourse receivables from pre-qualified dealers. The Company thereby limits its risk, and reduces its overhead costs as well, by requiring that dealers collect and service the receivables and by providing the dealer financial incentives for doing so. This practice benefits the car dealer by allowing him to keep long term and repeat customer relationships. In return, the Company is assured of receiving only the most dependable of the dealer's receivables, because the dealer will sell more risky receivables to other financial sources with no recourse to the dealer.

In addition, the Issuer shall obtain "single interest" insurance on the Receivables, insuring against skip by the customers and damage to the vehicle that is the collateral on the Receivables, naming the Issuer as loss payee. Currently, such insurance is obtained by the Company from Lloyds of London at a cost of approximately $55 per receivable.

Issuer Tamarack Lenders Corporation, a newly-formed special pupose Texas corporation, wholly-owned by the Seller, that has not commenced business as of the date of this Prospectus.

Seller and
Primary Servicer   Tamarack Funding Corporation.

Secondary
Servicers          Various auto dealerships, pursuant to Pooling
                   and Servicing Agreements with the Primary Servicer.

Indenture Trustee  Sterling Trust Company, Waco, Texas.  The Indenture Trustee
                   monitors the assets of the Issuer on behalf of the interests of the Noteholders, as required pursuant to the federal securities laws, as further set forth in the Indenture.

The Notes          Notes will be available for purchase in denominations of
                   $1,000 and integral multiples thereof with a minimum of $10,000. Each class of Notes will have a stated principal amount and will bear interest at a specified rate or rates
                   (with respect to each class of Notes, the "INTEREST RATE").
                   Each class of Notes may have a different Interest Rate. The related Prospectus Supplement will specify the Interest Rate for each class of Notes. A series may include two or more classes of Notes which differ as to the timing and priority of payment, seniority, allocations of loss, Interest Rate or amount of payments of principal or interest. If the Seller exercises its option to purchase the Receivables on the terms and conditions described below under "The Transfer
                   Agreement-Termination," the outstanding Notes will be redeemed.

The Issuer
 Property The property of the Issuer will include a pool of retail installment sale Receivables for used automobiles and light trucks, certain monies due or received thereunder, security interests in the vehicles financed thereby, certain accounts and the proceeds thereof, and any proceeds from claims on certain insurance policies.

Transfer and
Servicing
Agreements         With the proceeds from each series of Notes, the Seller will purchase Receivables from various auto dealerships, which will agree to serve as Secondary Servicers pursuant to Pooling and Servicing Agreements, and the Seller will transfer such Receivables to the Issuer pursuant to the Master Contract Purchase Agreement (the "PURCHASE
                   AGREEMENT") and the Servicing Agreement. Certain rights and benefits of the Seller under the Pooling and Servicing
                   Agreements and of the Issuer under the Purchasing Agreement and the Servicing Agreement will be assigned to the Indenture Trustee as collateral for the related Notes. The
                   Secondary Servicers will agree to be responsible for servicing, managing and making collections on Receivables.
                   The Company or an affiliated company will maintain custody of the Receivables on behalf of the Issuer and will undertake certain administrative duties with respect to the Issuer. The Company will be entitled to be reimbursed for expenses incurred by it on behalf of the Issuer, but any such reimbursement will be subordinate to the rights of the Noteholders, and will only be payable by the Issuer to the extent that it has cash flow in excess of the amounts required to service the Notes and to the extent that it continues to hold Receivables with an Aggregate Principal
                   Balance at least equal to the then-outstanding principal amount of the Notes.

Ownership and
Dissolution of
Issuer Upon satisfaction of its obligations under the Notes and any other obligations, the Issuer will be dissolved, and its remaining assets will be distributed to the Seller, its corporate parent.

Certain Federal
Income Tax
Considerations     The Seller has been advised by its tax counsel that for
                   federal income tax purposes the Notes will constitute indebtedness. See "Certain Federal Income Tax
                   Considerations" for additional information concerning the application of federal laws.

Ratings            The Notes will not be rated by any rating agency.

Risk Factors       An investment in the Notes entails certain risks, including the following:
                   -  The Issuer will not have any significant assets other
                  than the Receivables.

                  - Obligors under the Receivables are anticipated to be somewhat less creditworthy than typical purchasers of automobiles from new car dealers.

                  - The Issuer anticipates that a portion of the Receivables will become delinquent and require repossession and resale of the related vehicle.

                  - No public market for the Notes presently exists and none is expected to result from this offering.

                  - The Issuer will have numerous competitors engaged in the business of buying new and used motor vehicle retail installment contracts and notes at a discount, including companies with greater financial resources than the Issuer.

For a more complete discussion of the risks involved, see "Risk Factors."


                                     THE ISSUER

The Seller has incorporated as its wholly-owned subsidiary Tamarack Lenders Corporation, a single purpose Texas corporation, to be Issuer of the Notes. The Property of the Issuer will include (i) a pool (a "RECEIVABLES POOL") of retail installment sales contracts for used automobiles and light trucks (the "Receivables"), all scheduled payments due thereunder and all payments received thereunder in each case exclusive of any amount allocable to the premium for physical damage insurance force-placed by the Issuer, (ii) security interests in vehicles financed by the Receivables (the "FINANCED VEHICLES") and, to the extent permitted by law, any accessions thereto, (iii) any recourse against dealers with respect to the Receivables, and (iv) the right to receive proceeds of credit life, credit disability, physical damage or other insurance policies covering the Financed Vehicles.

Except as otherwise set forth in the related Prospectus Supplement, the activities of the Issuer will be limited to (i) acquiring, managing and holding the related Receivables and the other assets contemplated herein and in the related Prospectus Supplement and proceeds therefrom, (ii) issuing the related Notes and making payments and distributions thereon and (iii) engaging in other activities that are necessary, suitable or convenient to accomplish any of the foregoing or are incidental thereto or connected therewith.

The Secondary Servicers will continue to service the Receivables held by the Issuer. Secondary Servicers receive a back-end fee, payable when the Receivable has been paid in full, equal to 5% of the amount paid by the Seller for such Receivable. See "The Transfer and Servicing Agreements-Servicing Compensation and Payment of Expenses." To facilitate the servicing of the Receivables, the Issuer will authorize the Company, or an affiliate, as custodian to retain physical possession of the Receivables held by the Issuer and other documents relating thereto as custodian for the Issuer. Due to the administrative burden and expense, the certificates of title to the Financed Vehicles will not be amended to reflect the sale and assignment of the security interest in the Financed Vehicles to the Issuer. In the absence of such an amendment, the Issuer may not have a perfected security interest in the Financed Vehicles in all states. The Issuer will not be responsible for the legality, validity or enforceability of any security interest in any Financed Vehicle. See "Certain Legal Aspects of the Receivables" and "The Transfer and Servicing Agreements-Sale and Assignment of Receivables."

Noteholders will look principally to the obligors on the related Receivables, the proceeds from the repossession and sale of Financed Vehicles which secure defaulted Receivables and the proceeds from recourse against dealers with respect to such Receivables. In such event, certain factors, such as the Issuer's not having perfected security interests in the Financed Vehicles, may affect the ability to repossess and sell the collateral securing the Receivables, and thus may reduce the proceeds to be distributed to the holders of the Securities. See "The Transfer and Servicing Agreements-Distributions," "-Credit Enhancement" and "Certain Legal Aspects of the Receivables."

The Issuer will have no paid employees or directors. The Issuer will be required to reimburse the Company and its affiliates for certain expenses incurred on its behalf, pursuant to the Servicing Agreement, and for ongoing administrative services. Such reimbursement will be from cash flow in excess of amounts required to service the Notes, and only to the extent that the Issuer retains cash on hand plus an Aggregate Principal Balance of Receivables at least equal to the then-outstanding principal balance on the Notes. See "The Transfer and Servicing Agreements."

The principal offices of the Issuer are at 801 East Campbell Road, Suite 310, Richardson, Texas 75081, telephone 972-994-9353. The Issuer is not party to any litigation.

                                 THE RECEIVABLES POOL

The Receivables in the Receivables Pool have been or will be acquired by Seller from automobile and light truck dealers pursuant to agreements with Seller. The Receivables have been or will be acquired in accordance with Seller's underwriting standards in the ordinary course of its business from dealers that have met Seller's criteria. Because all Receivables are acquired with full recourse to the respective dealer, Seller believes that the creditworthiness of the dealer is of primary importance. The dealers, in turn, evaluate the prospective purchaser's ability to pay and creditworthiness, as well as the asset value of the vehicle to be financed. Seller's standards generally also require physical damage insurance to be maintained on each Financed Vehicle.

The Receivables to be held by the Issuer will be selected for inclusion in the Receivables Pool by several criteria, including that each Receivable (i) is secured by a security interest in a used vehicle, (ii) was originated by a dealer which meets Seller's criteria, including the dealer's creditworthiness and ability to honor its obligation to repurchase Receivables that are not performing in accordance with their terms, and (iii) satisfies the other criteria set forth in the related Prospectus Supplement. The "AMOUNT FINANCED" with respect to a Receivable will equal the aggregate amount advanced toward the purchase price of the Financed Vehicle, including accessories, insurance premiums, service and warranty contracts and other items customarily financed as part of retail automobile installment sale contracts and related costs.

The "AGGREGATE PRINCIPAL BALANCE," as of any date, means the sum of the Principal Balances of all outstanding Receivables (other than Liquidating Receivables) held by the Issuer on such date. The "PRINCIPAL BALANCE," as of any date with respect to any Receivable, is equal to the Amount Financed minus that portion of all Scheduled Payments due on or prior to such date allocable to principal, and any prepayment applied to reduce the Principal Balance of such Receivable.

The Issuer will purchase additional Receivables from time to time as it receives proceeds from the Receivables Pool in excess of amounts required to service the Notes and reimburse the Administrator for expenses. The Receivables Pool will at all times have an Aggregate Principal Balance so that, with cash retained by the Issuer, the Issuer will have assets at least equal to the principal amount of Notes outstanding.

                                 TRADING INFORMATION

The holder or holders of record of the Notes (the "NOTEHOLDERS") will receive annual reports concerning payments received on the Receivables, the Aggregate Principal Balance, and various other items of information. Noteholders of record during any calendar year will be furnished information for tax reporting purposes not later than the latest date permitted by law. See "Certain Information Regarding the Securities-Reports to Securityholders."

                                   USE OF PROCEEDS

The net proceeds to be received by the Issuer from the sale of the Notes will be applied to the purchase of Receivables from the Seller, which will in turn purchase Receivables from the Secondary Servicers. The gross proceeds from the issuance and sale of the Notes will be subject to commissions of up to 6.00% payable to Tamarack Financial, Inc., an affiliate of the Issuer and the Company. All fees and expenses relating to the organization of the Issuer, legal and accounting fees and printing costs, will be paid by the Company, which will in turn be reimbursed on a subordinated basis by the Issuer. See "Transfer and Servicing Agreements" and "Plan of Distribution."

                                      THE SELLER

The Seller, Tamarack Funding Corporation, was incorporated in the State of Texas in June 1995. The Seller is organized for the limited purposes of purchasing receivables, transferring such receivables to third parties, forming trusts and engaging in related activities. The Seller is not party to any litigation. The principal executive offices of the Seller are located at 801 East Campbell Road, Suite 310, Richardson, Texas 75081 (telephone
(972) 994-9363).

                                     RISK FACTORS

General. The Notes are dependent upon the performance of the Receivables selected for the Receivables Pool by Seller and the ability of the obligors on those Receivables to perform their obligations. The Seller was organized in June 1995 and has no long term operating history. The Seller has a limited history of owning auto receivables of the type to be purchased by the Issuer. Further, a Noteholder's trustee may be left to administer and collect the Receivables on behalf of Noteholders in the event of the failure of the Seller and its affiliates to perform. The Issuer does not have, and is not expected to have, any significant assets other than the Receivables and its rights under the Transfer and Servicing Agreements. No other party, including the Company, will insure or guarantee the Notes or be obligated at any time to make capital contributions at any time for the purpose of paying any delinquencies on the Notes. See "The Notes-General," "The Indenture" and "Certain Information Regarding the Notes."

Dependence on Management. Purchasing receivables associated with pre-owned automobiles has certain and particular risks and requires specialized business acumen in order to minimize the risks involved. Management of such risks is essential for the success of the servicing company. Repayment of the Notes requires reliance upon the success of management of the

Seller and of its affiliates. Seller has a limited history owning auto receivables. To date, __% of those receivables have defaulted, but in every case to date the respective auto dealer has honored its repurchase obligation. There can be no assurance, however, that this will continue to be the case as to Receivables that will be owned by the Issuer. Further, no assurance can be given that management will be successful in achieving its goals with respect to the business of the Issuer, or that chosen business methods will produce desired results. The success of the Seller and its affiliates will depend largely upon the efforts of their principal executive officers, who will each devote full time to the Issuer's and the Seller's affairs. Although the Seller has employment agreements with each of its officers, there can be no assurance that their services will continue to be available. See "Management."

Costs of Conducting Business. The ability to generate a profit depends largely, among other factors, on the acquisition of sufficient capital to meet the demands of customers and on the generation of adequate cash flow from periodic Receivables payments to sustain continued business. If such cash flow is not sufficient due to poor performance of the Receivables Pool, the Issuer will not be able to service the Notes. Further, if the Seller ceases to do business, a Noteholder may be required to rely on the servicing of the collateral by trustees designated for that purpose. A trustee would have to be paid servicing costs whether or not the collateral could be collected in sufficient amounts to cover the obligations on the Notes. As long as the Receivables continue to perform in accordance with their terms, the Seller believes that sufficient cash flow will be provided to pay servicing costs and the entire Note obligations whether or not the Company is able to perform its servicing duties on behalf of the Issuer.

Conflicts of Interest. The Seller invests its capital into the same types of receivables as it will acquire for the Noteholders. This activity has the potential to create a conflict of interest; however, the Board of Directors of Seller has adopted the policy to treat Noteholders' Receivables acquisitions with the same quality criteria as receivables acquired with Seller capital. Management does not expect any reason to develop in the future which could cause different criteria to be applied with respect to the quality of receivables acquired for the Seller over those acquired for Noteholders.

Auto Receivables. A subscriber for the Notes must rely primarily on the business judgment of the Seller's management for selection of Receivables and the collectibility thereof. The risk in the collection of Receivables is that the Receivables may fail to perform and the dealer who sells the Receivables to the Seller, for sale in turn to the Issuer, may default its dealer agreement, whereupon the Administrator will have to collect or enforce the Receivables by repossession and resale of the Financed Vehicles. The Noteholders' only source of repayment on the Notes will be the Receivables held in the Receivables Pool. The Issuer intends to retain cash on hand plus Receivables totalling the outstanding principal amount of Notes, but if the Receivables experience defaults, as is likely, and the dealers in turn do not fully honor their repurchase obligations, the assets of the Issuer may be less than the amounts owed by the Issuer on the Notes. See "Certain Legal Aspects of the Receivables."

Delay in Purchasing Receivables. The Seller intends to cause the Issuer to issue Notes only as needed when Receivables become available for purchase by the Issuer. There may be times, however, when for up to 45 days the proceeds of any particular issued Note are invested by the Issuer in money-market type investments. These investments pay interest at significantly lower rates than do the Receivables, temporarily lowering the effective yield of the Issuer's assets.

Future Purchase of Receivables. The Issuer will at all times strive to retain assets consisting of cash on hand and Receivables at least equal to the then-outstanding principal balance of Notes. Cash in excess of that amount will be used to reimburse the Company and its affiliates for expenses incurred on behalf of the Issuer. The Issuer will use additional cash flow that it receives in the form of principal payments on the Receivables to purchase additional Receivables. There is the risk that those Receivables will not be at an interest rate sufficient, or will experience higher default rates, such that the future ability of the Issuer to meet its obligations on the Notes is impaired. Management intends to continue to maintain its standards for Receivables in the future, but there can be no assurance that it will be able to successfully do so in light of future market or credit conditions.

Single Interest Insurance. Although the Seller has obtained single interest insurance that covers risk of loss or damage to the collateral or default on the Receivables, there can be no assurance that such insurance will continue to be available for the life of the Notes, or at what cost to the Issuer. Further, there can be no assurance that the provider of such insurance will remain solvent in the event the Issuer makes a claim against any such policy.

Lack of Market for Notes. No public market for the Notes presently exists and none is expected to result from this offering. Noteholders have no right to require advance redemption of the Notes and may not be able to liquidate their investment in the Notes in the event of an emergency or for any other reason, and the Notes may not be readily accepted as collateral for loans. Accordingly, the Notes should be purchased only by persons who have no need for liquidity in their investment.

                                    CAPITALIZATION

    The Issuer has not commenced operations as of the date of this Prospectus. The following table sets forth the capitalization of the Issuer as of September 30, 1997, as adjusted to reflect the sale of Notes offered hereby.

                                                   As of September 30, 1997
                                                         As Adjusted
                                                         -----------

    Liabilities                                          $20,000,000

    Shareholders' Equity

    Common Stock, $0.01 par value,
    10,000 shares authorized, 1,000
    shares outstanding                                          $10

    Additional paid-in capital                                 $990
                                                        -----------
    Total Shareholders' Equity                               $1,000

 Total Liabilities and Shareholders' Equity             $20,001,000
                                                        -----------
                                                        -----------

    The Issuer's only significant assets will be the Receivables and its contractual rights under the Transfer and Service Agreements. The costs of the Issuer's ongoing operations will be borne by the Company and certain affiliates. They will be reimbursed (i) through the Company's equity interest in the Issuer, to be realized if and after all of the Issuer's obligations under the Notes have been satisfied, and (ii) for expenses incurred by them on behalf of the Issuer, but any such reimbursement will be subordinate to the rights of the Noteholders, and will only be payable by the Issuer to the extent that it has cash flow in excess of the amounts required to service the Notes and to the extent that it continues to hold Receivables with an Aggregate Principal Balance at least equal to the then-outstanding principal amount of the Notes. See "The Transfer and Servicing Agreements--Servicing Compensation and Payment of Expenses."

                                      THE NOTES

General. One or more classes of Notes will be issued pursuant to the terms of an Indenture, a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Notes and the Indenture. Where particular provisions or terms used in the Indenture are referred to, the actual provisions (including definitions of terms) are incorporated by reference as part of this summary.

Notes will be available for purchase in denominations of $1,000 and integral multiples thereof, with a minimum purchase of $10,000.

PRINCIPAL AND INTEREST ON THE NOTES. The timing and priority of payment, seniority, allocations of loss, interest rate and amount of or method of determining payments of principal and interest on the Notes will be described in the related Prospectus Supplement. The right of holders of any class of Notes to receive payments of principal and interest may be senior or subordinate to the rights of holders of any other class or classes of Notes in the series, as described in the related Prospectus Supplement. Unless otherwise provided in the related

Prospectus Supplement, payments of interest on the Notes will be made prior to payments of principal thereon. Each class of Notes may have a different Interest Rate.

Unless otherwise specified in the related Prospectus Supplement, payments to Noteholders of all classes within a series in respect of interest will have the same priority. Under certain circumstances, the amount available for such payments could be less than the amount of interest payable on the Notes on any of the dates specified for payments on any class of Notes in the related Prospectus Supplement (each, a "PAYMENT DATE"). In which case, each such class of Noteholders will receive their ratable share (based upon the aggregate amount of interest due to such class of Noteholders) of the aggregate amount available to be distributed in respect of interest on the Notes. See "The Transfer and Servicing Agreements-Distributions" and "-Credit Enhancement."

In the case of a series of Notes which includes two or more classes of Notes, the sequential order and priority of payment in respect of principal and interest, and any schedule or formula or other provisions applicable to the determination thereof, of each such class will be set forth in the related Prospectus Supplement. Unless otherwise specified in the related Prospectus Supplement, payments in respect of principal and interest of any class of Notes will be made on a pro rata basis among all of the Notes of such class.

                                    THE INDENTURE

A form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Seller will provide a copy of the Indenture (without exhibits) upon request of a Noteholder.

MODIFICATION OF INDENTURE. With the consent of the holders of at least a majority of the aggregate principal amount of the outstanding Notes, the Trustee and the Issuer may amend or supplement the Indenture or the Notes, except as provided below. Notice of any such amendment of the Indenture or the Notes will be mailed to all holders of the Notes by the Issuer promptly after the effectiveness thereof. Without the additional consent of the holder of each Outstanding Note affected, however, no supplemental indenture will, among other things, (a) reduce the amount of Notes whose holders must consent to an amendment, supplement or waiver, (b) reduce the rate of or extend the time for payment of interest on any Note, (c) reduce or extend the maturity of the principal of any Note, or (d) make any Note payable in money other than that stated in the Note. For the purpose of consents of Noteholders, the term "Outstanding" excludes Notes held by the Issuer or its Affiliates.

The Issuer and the Trustee may also amend or supplement the Indenture or the Notes, without obtaining the consent of Noteholders, to cure ambiguities or make minor corrections and, among other things, to make any change that does not materially adversely affect the interests of the Noteholders.

EVENTS OF DEFAULT. An event of default ("Event of Default") with respect to the Notes is defined in the Indenture as being:

(a) a failure by the Issuer to make any interest payment on the Notes within 30 days after it becomes due; (b) a failure by the Issuer to make any principal payment on the Notes at maturity or otherwise within 30 days after it becomes due; (c) the impairment of the validity or effectiveness of the Indenture, the improper amendment or termination of the Indenture, or the failure of the Issuer to comply with any of the covenants of the Issuer in the Indenture, and the continuance of any such default for a period of 30 days after notice to the Issuer by the Trustee or to the Issuer and the Trustee by the registered holders of Notes representing at least 40% of the aggregate principal amount of the outstanding Notes; (d) the incorrectness in any material respect of a representation or warranty of the Issuer in the Indenture (exclusive of representations and warranties as to individual Receivables that the Servicer is obligated to, and does, repurchase from the Issuer) and the failure to cure such circumstances or condition within 30 days of notice thereof to the Issuer by the Trustee or the registered holders of Notes representing at least 40% of the aggregate principal amount of the outstanding Notes; or (e) certain events of bankruptcy of the Issuer.

RIGHTS UPON EVENT OF DEFAULT. In case an Event of Default should occur and be continuing, the Trustee may, or at the direction of the registered holders of Notes representing a majority of the principal amount of the outstanding Notes will, declare the Notes due and payable. Upon such declaration, the Notes will immediately become due and payable in an amount equal to their remaining principal amount plus accrued interest at such time. Such declaration may under certain circumstances be rescinded by the registered holders of a majority of the aggregate principal amount of the outstanding Notes.

If, following an Event of Default, the Notes have been declared due and payable, the Trustee may exercise one or more of its remedies including, in its discretion, the right to make demand and institute judicial proceedings in equity or law for the collection of all amounts then payable on the Notes, or under the Indenture, whether by declaration or otherwise, enforce all judgments obtained, and collect from the Issuer moneys adjudged due.

The registered holders of a majority of the aggregate principal amount of the outstanding Notes will have the right to direct the time, method, and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee may refuse, however, to follow any such direction that conflicts with law or the Indenture, that is unduly prejudicial to the rights of Noteholders not joining in such direction or that would involve the Trustee in personal liability. The registered holders of a majority of the aggregate principal amount of the outstanding Notes may also waive any default, except a default in respect of a covenant or provision of the Indenture which cannot be modified without the waiver or consent of each holder of Notes affected.

No holder of Notes will have the right to pursue any remedy with respect to the Indenture or the Notes, unless (a) such holder gives to the Trustee written notice of a continuing Event of

Default, (b) the registered holders of a majority of the aggregate principal amount of the outstanding Notes have made a written request to the Trustee to pursue such remedy, and have offered the Trustee indemnity satisfactory to the Trustee against loss, liability or expense, (c) the Trustee does not comply with the request within 60 days, and (d) the Trustee has received no contrary direction during such 60-day period from the registered holders of Notes representing a majority of the principal amount of the outstanding Notes.

RESTRICTIONS ON BUSINESS ACTIVITIES AND ADDITIONAL INDEBTEDNESS. The Issuer has made certain covenants in the Indenture that restrict its business activities and prohibit certain transactions by the Issuer. The Issuer has agreed, among other things, that, without the consent of the registered holders of a majority of the aggregate principal amount of the Notes then outstanding, it will not (i) engage in any business or activity other than or in connection with the purchase, collection and servicing of the Receivables, the repossession and resale of the Financed Vehicles and the raising of debt and equity capital, and any other incidental businesses or activities or (ii) create, incur, assume or in any manner become liable in respect of any indebtedness other than the Notes, any expenses in the ordinary course and any other amounts incurred in the ordinary course of the Issuer's business. In addition, the Issuer has agreed not to dissolve or liquidate in whole or in part or to merge or to consolidate with any corporation, partnership or other entity other than another direct or indirect wholly-owned subsidiary of an affiliate of the Issuer or the Servicer whose business is restricted in the same manner as the Issuer's business under clause (i) above.

COMPLIANCE STATEMENTS AND ANNUAL ACCOUNTANTS' REPORTS. The Issuer will be required to file quarterly with the Trustee an officer's certificate as to fulfillment of its obligations under the Indenture. In addition, the Issuer annually must file with the Trustee a report of a firm of independent public accountants as to their examination of the financial statements of the Issuer and the documents and records relating to the Receivables and deliver a certificate with respect to the compliance by the Issuer, in all material respects, with their respective obligations arising under the Indenture.

TRUSTEE'S ANNUAL REPORT. The Trust Indenture Act of 1939 requires the Trustee to mail annually to all holders of Notes a brief report if any of certain events occur. These events include any change in the Trustee's eligibility and qualifications to continue as the Trustee under the Indenture, any amounts advanced by it under the Indenture, the amount, interest rate and maturity date of certain indebtedness, if any, owing by the Issuer to the Trustee in its individual capacity, and any action taken by it which materially affects the Notes and which has not been previously reported.

DUTIES OF TRUSTEE. If an Event of Default has occurred and is continuing, the Trustee is obligated, under the Indenture, to exercise such of its rights and powers and to use the same degree of care and skill in the exercise of such rights and powers as a prudent man would exercise or use under the circumstances in his own affairs. Except during an Event of Default known to the Trustee, the Trustee may rely, in the absence of bad faith, on certificates and opinions furnished to it. Generally, the Trustee is not relieved from liability for its own negligence or willful misconduct except that it is not liable (i) if it acted in good faith in accordance with a direction from the Holders of not less than a majority in principal amount of the Notes, or (ii) for any error in judgment made in good faith and without negligence in ascertaining the pertinent facts. The Trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it against any loss, liability or expense. The Trustee may refuse to exercise any right or power at the request or direction of the holders of Notes, unless such holders offer to the Trustee reasonable security or indemnity against the costs, expenses or liabilities that might be incurred by it in compliance with such request or direction.

Satisfaction and Discharge of Indenture. The Indenture will be discharged with respect to the related Notes upon the delivery of all such Notes to the Indenture Trustee for cancellation or, with certain limitations, upon deposit with the Indenture Trustee of funds sufficient for the payment in full of all of such Notes.

                         CERTAIN INFORMATION REGARDING NOTES

GENERAL. Distributions of principal of, and interest on, the Notes will be made in accordance with the procedures set forth in the Indenture directly to holders of Notes in whose names the Notes were registered at the close of business on the last day of the preceding Monthly Period. Such distributions will be made by check mailed to the address of such holder as it appears on the register maintained by the Indenture Trustee. The final payment on any Note, however, will be made only upon presentation and surrender of such Note at the office or agency specified in the notice of final distribution to the holders of such class.

Notes will be transferable and exchangeable at the offices of the Indenture Trustee or of a registrar named in a notice delivered to. No service charge will be imposed for any registration of transfer or exchange, but the Indenture Trustee may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

REPORTS TO NOTE HOLDERS. Annually, the Company will prepare and provide to the Indenture Trustee a statement to be delivered to the related Noteholders.

Within the prescribed period of time for tax reporting purposes after the end of each calendar year during which any Notes remain outstanding, the Indenture Trustee will mail to each holder of a class of Notes who at any time during such calendar year has been a Noteholder, and received any payment thereon, a statement containing certain information for the purposes of such Noteholder's preparation of federal income tax returns. See "Certain Federal Income Tax Consequences."

                        THE TRANSFER AND SERVICING AGREEMENTS

Except as otherwise specified in the related Prospectus Supplement, the following summary describes certain terms of (i) the Pooling and Servicing Agreement pursuant to which the Seller will purchase Receivables from the Secondary Servicers, the Secondary Servicers will agree to service such Receivables, (ii) the Purchase Agreement pursuant to which the Issuer will acquire such Receivables from the Seller, and (iii) the Servicing Agreement pursuant to which the Company will agree to the servicing thereof by the Secondary Servicers, and the Company will agree to act, or will cause an affiliate to act, as custodian for the documents evidencing the Receivables, (collectively, the "TRANSFER AND SERVICING AGREEMENTS"). Forms of the Transfer and Servicing Agreements have been filed as exhibits to the Registration Statement of which this Prospectus forms a part. The Seller will provide a copy of the Transfer and Servicing Agreements (without exhibits) upon request to a holder of Notes. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Transfer and Servicing Agreements. Where particular provisions or terms used in the Transfer and Servicing Agreements are referred to, the actual provisions (including definitions of terms) are incorporated by reference as part of such summary.

SALE AND ASSIGNMENT OF RECEIVABLES. Various auto dealerships will sell and assign to the Seller, with recourse, their entire interest in the related Receivables, including security interests in the Financed Vehicles, pursuant to a Pooling and Servicing Agreement between such dealers and the Seller (a "POOLING AND SERVICING AGREEMENT"). The Seller will transfer and assign to the Issuer, without recourse, its entire interest in the related Receivables, including its security interests in the Financed Vehicles and its rights under the Pooling and Servicing Agreements, pursuant to the Purchase Agreement. Each Receivable will be identified in a schedule which will be on file at the locations set forth in an exhibit to the Purchase Agreement.

In each Pooling and Servicing Agreement, the applicable dealership will represent and warrant to the Seller, among other things, that: (i) the Receivable documents will represent a genuine obligation of the named obligor thereon, will be valid and binding in accordance with their terms, will be enforceable by the Seller and its assigns, and will be subject to no legal or equitable defenses, set-offs or counterclaims; (ii) the obligor of each of the Receivables will be of legal age and capacity at the time of the execution thereof; (iii) the Receivables will have arisen out of the sale or lease of the property described in the Receivable documents on the terms described therein; (iv) the dealership will have complied with and the Receivable documents will be in compliance with all applicable federal and state laws, rules and regulations including, but not limited to, the Truth-In-Lending Act, the Equal Credit Opportunity Act, and all Federal and State Laws relating to consumer credit transactions; (v) the Receivables will not be usurious under applicable laws; (vi) the Seller, as owner of the Receivables, will have a valid first priority lien and security interest in the collateral described in the Receivable documents and will be entitled to enforce its rights in such collateral as provided in the Receivable documents; (vii) the dealership is the sole owner of the Receivables and has the authority to sell, transfer and assign the same; (viii) the Receivable documents will represent the entire agreement between the dealership and the obligor with respect thereto, and the Receivable documents will not have been modified, superseded or waived by any act or omission of the dealership; (ix) the dealership will receive appropriate documentation to evidence the existence of all physical damage insurance (if any) pursuant to the Receivable documents and furnish such documentation to the Seller; and (X) the dealership will not accept side notes and/or post-dated checks as any part of the sale.

In the Purchasing Agreement, the Seller will assign the representations and warranties of the applicable dealership as set forth above, to the Issuer, and will represent and warrant to the Issuer that the Seller has taken no action which would cause such representations and warranties of the applicable dealership to be false in any material respect as of the Closing Date.

Following the discovery by the Seller, the Issuer or the Indenture Trustee of a breach of any representation or warranty of the Seller or a dealership that materially and adversely affects the interests of the Noteholders in any Receivable, the Seller, unless the breach is cured in all material respects, will enforce the obligation of the applicable dealership under the Pooling and Servicing Agreement to repurchase such Receivable (a "WARRANTY RECEIVABLE") from the Issuer at a price equal to the Amount Financed minus
(i) that portion of all payments received on or prior to the last day of the prior month allocable to principal and (ii) a discount factor 5% greater than the discount, if any, originally applied when the Receivable was purchased by the Seller. The repurchase obligation constitutes the sole remedy available to the Issuer, the Noteholders or the Indenture Trustee for any such uncured breach, unless insurance has been obtained by the Issuer and is applicable as to the default. The applicable dealership will also agree that the transfer of the Receivable documents to the Seller is a true sale of such documents; however, to protect against the transaction being deemed a loan by the Seller to the dealership, Uniform Commercial Code ("UCC") financing statements reflecting the sale and assignment of such Receivables to the Seller will be filed, and the Custodian's accounting records and computer files will reflect such sale and assignment.

Pursuant to the Servicing Agreement, the Issuer will agree to the Company or its affiliate acting as custodian to maintain possession, as the Issuer's agent, of the related retail installment sale contracts and any other documents relating to the Receivables. To assure uniform quality in servicing both the Receivables and the Company's own portfolio of receivables, as well as to facilitate servicing and save administrative costs, the documents will not be physically segregated from other similar documents that are in the Company's possession; however, an assignment to the Issuer will be physically attached to the Receivable to reflect the transfer.

SERVICING COMPENSATION AND PAYMENT OF EXPENSES. Secondary Servicers will be entitled to a back-end fee on each Receivable when such Receivable has been paid in full. Such fee (the "SECONDARY SERVICING FEE") will equal 5% of the amount for which such Receivable was purchased by the Seller.

The Secondary Servicing Fees are intended to compensate the Secondary Servicers for performing the functions of a third-party servicer of automobile receivables as an agent for their beneficial owner, including collecting and posting all payments, responding to inquiries of obligors on the Receivables, investigating delinquencies, sending payment coupons to obligors, reporting tax information to obligors and monitoring the collateral.

The Issuer will distribute to the Seller, as the owner of the Issuer's capital stock, any remaining assets that it retains after all obligations under the Notes and all other obligations of the Issuer have been paid in full. The Seller will not receive any additional compensation for its services.

The Company and its affiliates will be entitled to be reimbursed for expenses incurred by them on behalf of the Issuer, but any such reimbursement will be subordinate to the rights of the Noteholders, and will only be payable by the Issuer to the extent that it has cash flow in excess of the amounts required to service the Notes and to the extent that it continues to hold Receivables with an Aggregate Principal Balance at least equal to the then-outstanding principal amount of the Notes. The fees will reimburse the Company for its service as the Receivables Pool administrator, accounting for collections, making distributions to Noteholders, furnishing statements to the Indenture Trustee with respect to distributions, generating federal income tax information for the Noteholders, and its advances of the fees of the Indenture Trustee, accounting fees, outside auditor fees, data processing costs and other costs incurred in connection with administering the Receivables Pool.

SERVICING PROCEDURES. The Secondary Servicers will make reasonable efforts to collect all payments due with respect to the Receivables and will, consistent with the related Pooling and Servicing Agreement and the Purchasing Agreement, follow such collection procedures as they follow with respect to comparable automobile receivables that they service for themselves or others. See "Certain Legal Aspects of the Receivables."

If a Secondary Servicer determines that eventual payment in full of a Receivable is unlikely, the Secondary Servicer will follow its normal practices and procedures to realize upon the Receivable, including the repossession and disposition of the Financed Vehicle securing the Receivable at a public or private sale, or the taking of any other action permitted by applicable law.

COLLECTIONS. Each Secondary Servicer will deposit all payments on the related Receivables received from obligors and all proceeds of Receivables collected into a collection account immediately after receipt. Pending deposit into the collection account, collections may not be used by the Secondary Servicer for its own benefit.

DISTRIBUTIONS. The timing, calculation, allocation, priorities of and requirements for all payments to each class of Noteholders will be set forth in the related Prospectus Supplement. Distributions in respect of principal will be paid only after distributions in respect of interest have been paid.

CREDIT ENHANCEMENT. The amounts and types of credit enhancement arrangements, if any, and the provider thereof, if applicable, with respect to each class of Notes will be set forth in the related Prospectus Supplement. If and to the extent provided in the related Prospectus Supplement, credit enhancement may be in the form of subordination of one or more classes of Notes, reserve accounts, over-collateralization, letters of credit, credit or liquidity facilities, repurchase obligations, third party payments or other support, cash deposits or such other arrangements as may be described in the related Prospectus Supplement or any combination of two or more of the foregoing. If specified in the applicable Prospectus Supplement, credit enhancement for a series of Notes may cover one or more other series of Notes.

The presence of a reserve account and other forms of credit enhancement is intended to enhance the likelihood of receipt by the Noteholders of the full amount of principal and interest due thereon and to decrease the likelihood that the Noteholders will experience losses. The credit enhancement for a class of Notes will not provide protection against all risks of loss and will not guarantee repayment of the entire principal balance and interest thereon. If losses occur which exceed the amount covered by any credit enhancement or which are not covered by any credit enhancement, securityholders will bear their allocable share of deficiencies. In addition, if a form of credit enhancement covers more than one series of Notes, securityholders of any such series will be subject to the risk that such credit enhancement will be exhausted by the claims of securityholders of other series.

EVIDENCE AS TO COMPLIANCE. In the Servicing Agreement, the Seller will agree to give the Indenture Trustee and the Issuer notice of any event which with the giving of notice or the lapse of time, or both, would become a Servicer Default. In addition, the Seller will agree to give the Indenture Trustee, and the Issuer notice of certain covenant breaches which with the giving of notice or lapse of time, or both, would constitute a Servicer Default.

CERTAIN MATTERS REGARDING THE SERVICERS. The Pooling and Servicing Agreement will provide that the applicable dealership may not resign from its obligations and duties as a Secondary Servicer thereunder, except upon determination that the applicable dealership's performance of such duties is no longer permissible under applicable law. No such resignation will become effective until the Indenture Trustee or a successor Secondary Servicer has assumed the applicable dealership's servicing obligations and duties under the related Transfer and Servicing Agreements.

CERTAIN MATTERS REGARDING THE SELLER. The Servicing Agreement will further provide that, except as specifically provided otherwise, neither the Seller nor any of its directors, officers, employees and agents will have any liability to the Issuer or the related Noteholders for taking any action or for refraining from taking any action pursuant to the related Transfer and Servicing Agreements or the Indenture or for errors in judgment; except that neither the Seller nor any such person will be protected against any liability that would otherwise be imposed by reason of wilful misfeasance, bad faith or negligence (except errors in judgment) in the performance of the Seller duties thereunder or by reason of reckless disregard of its obligations and duties thereunder. The Seller may, however, undertake any reasonable action that it may deem necessary or desirable in respect of the related Transfer and Servicing Agreements and the rights and duties of the parties thereto and the interests of the Noteholders thereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom will be expenses, costs and liabilities of the Issuer, and the Seller will be entitled to be reimbursed therefor. Any such indemnification or reimbursement will reduce the amount otherwise available for distribution to the Noteholders.

The Seller may at any time perform specific duties as Seller through subcontractors who are in the business of servicing receivables similar to the Receivables, provided that no such delegation will relieve the Seller of its responsibility with respect to such duties.

SELLER DEFAULT. "SELLER DEFAULT" under the Servicing Agreement will consist of (i) any failure by the Seller to make any required distribution, payment, transfer or deposit or to direct the Indenture Trustee to make any required distribution, which failure continues unremedied for fifteen Business Days after written notice from the Indenture Trustee or the Issuer is received by the Seller or after discovery of such failure by an officer of the Seller;
(ii) any failure by the Seller to observe or perform in any material respect any other covenant or agreement in the Purchase Agreement, the Servicing Agreement, a Pooling and Servicing Agreement, or the Indenture, which failure materially and adversely affects the rights of the Noteholders and which continues unremedied for 90 days after the giving of written notice of such failure to the Seller by the Indenture Trustee or the Issuer; or (iv) certain events of bankruptcy insolvency or receivership, with respect to the Seller by the Seller indicating its insolvency, reorganization pursuant to bankruptcy proceedings, or inability to pay its obligations.

Notwithstanding the foregoing, there will be no Seller Default where a Seller Default would otherwise exist under clause (i) above for a period of fifteen Business Days or under clause (ii) or (iii) for a period of 90 days if the delay or failure giving rise to such Seller Default was caused by an act of God or other similar occurrence. Upon the occurrence of any such event, the Seller will not be relieved from using its commercially reasonable efforts to perform its obligations in a timely manner in accordance with the terms of the Pooling and Servicing Agreement and the Transfer Sale and Servicing Agreements, and the Seller will provide the Indenture Trustee, the Issuer, the Seller and the Noteholders prompt notice of such failure or delay by it, together with a description of its efforts to perform its obligations.

TERMINATION. The Issuer will be dissolved and its remaining assets, net of liabilities, will be distributed to the Seller as its sole shareholder, following the final distributions by the Indenture Trustee and the Issuer of all monies and other property of the Issuer in accordance with the terms of the Indenture, the Purchase Agreement and the Servicing Agreement (including in the case of the exercise by the Seller of its repurchase option as described above in "Optional Repurchase by the Seller"). Upon dissolution of the Issuer and payment of all amounts to be paid to the related Noteholders, any remaining assets of the Issuer will be distributed to the Seller. Unless otherwise provided in the related Prospectus Supplement, in order to avoid excessive administrative expense, the Seller, or its successor, will have the option to purchase from the Issuer, if the then outstanding Aggregate Principal Balance of the Receivables held by the Issuer is 10% or less of the Aggregate Amount Financed, all remaining Receivables at a price equal to the aggregate Purchase Payments for such Receivables plus the appraised value of any other property held as part by the Issuer less liquidation expenses. As more fully described in the related Prospectus Supplement, any related outstanding Notes will be redeemed concurrently therewith. The Indenture Trustee will give written notice of redemption to each related Noteholder of record. The final distribution to any Noteholder will be made only upon surrender and cancellation of such Noteholder's Note at an office or agency of the Indenture Trustee specified in the notice of redemption.

                       CERTAIN LEGAL ASPECTS OF THE RECEIVABLES

SECURITY INTEREST IN VEHICLES. In all states in which the Receivables are originated, retail installment sale contracts such as the Receivables evidence the credit sale of automobiles and light trucks by dealers to purchasers. The Receivables also constitute personal property security agreements and include grants of security interests in the vehicles under the UCC. Perfection of security interests in the vehicles is generally governed by the motor vehicle registration laws of the state in which the vehicle is located. In all states in which the Receivables have been originated, a security interest in a vehicle is perfected by notation of the secured party's lien on the vehicle's certificate of title.

Pursuant to the Pooling and Servicing Agreement, the applicable dealerships will assign their security interest in the Financed Vehicles securing the related Receivables to the Seller. Pursuant to the Purchasing Agreement, the Seller will assign its security interest in the Financed Vehicles securing such Receivables to the Issuer. However, because of the administrative burden and expense, no certificate of title will be amended to identify the Issuer as the new secured party relating to a Financed Vehicle. However, the various Servicers will transfer any certificates of title relating to the vehicles to the Company or an affiliate as custodian for the Seller and the Issuer. See "The Transfer and Servicing Agreements-Sale and Assignment of Receivables."

In most states, an assignment such as that under both the related Pooling and Servicing Agreement and the Purchasing Agreement is an effective conveyance of a security interest without amendment of any lien noted on a vehicle's certificate of title, and the assignee succeeds thereby to the assignor's rights as secured party. In the absence of fraud or forgery by the vehicle owner or a dealership or administrative error by state or local agencies, in most states the notation of a particular dealership's lien on the certificates of title will be sufficient to protect the Issuer against the rights of subsequent purchasers of a Financed Vehicle from an obligor or subsequent lenders to an obligor who take a security interest in a Financed Vehicle. If there are any Financed Vehicles as to which a particular dealership failed to obtain a perfected security interest, its security interest would be subordinate to, among others, subsequent purchasers of the Financed Vehicles and holders of perfected security interests. Such a failure, however, would constitute a breach of the warranties of a particular dealership under the related Pooling and Servicing Agreement and, if the interests of the Noteholders in the related Receivable are materially and adversely affected, would create an obligation of the dealership to repurchase such Receivable unless the breach is cured. Similarly, the security interest of the Issuer in the vehicle could be defeated through fraud or negligence and, because the Issuer is not identified as the secured party on the certificate of title, by the bankruptcy of the obligor.

Under the laws of most states, the perfected security interest in a vehicle continues for four months after a vehicle is moved to a state other than the state in which it is initially registered and thereafter until the vehicle owner re-registers the vehicle in the new state. A majority of states generally require surrender of a certificate of title to re-register a vehicle. Accordingly, a secured party must surrender possession if it holds the certificate of title to the vehicle or, in the case of vehicles registered in states providing for the notation of a lien on the certificate of title but not possession by the secured party, the secured party would receive notice of surrender if the security interest is noted on the certificate of title. Thus, the secured party would receive notice of surrender if the security interest is noted on the certificate of title. Thus, the secured party would have the opportunity to re-perfect its security interest in the vehicles in the state of relocation. In states that do not require surrender of a certificate of title for registration of a motor vehicle, re-registration could defeat perfection. In the ordinary course of servicing receivables, the Secondary Servicer takes steps to effect re-perfection upon receipt of notice of re-registration or information from the obligors as to relocation. Similarly, when an obligor sells a vehicle, the Secondary Servicer must surrender possession of the certificate of title or will receive notice as a result of its lien noted thereon and accordingly will have an opportunity to require satisfaction of the related Receivables before release of the lien. Under each Pooling and Servicing Agreement, the Secondary Servicer is obligated to take appropriate steps, at the Secondary Servicer's expense, to maintain perfection of security interests in the Financed Vehicles.

Under the laws of most states, liens for repairs performed on a motor vehicle and liens for unpaid taxes take priority over even a perfected security interest in a financed vehicle. The Code also grants priority to certain federal tax liens over the lien of a secured party. The laws of certain states and federal law permit the confiscation of motor vehicles by governmental authorities under certain circumstances if used in unlawful activities, which may result in the loss of a secured party's perfected security interest in the confiscated motor vehicle. Under each Pooling and Servicing Agreement, the particular dealership will represent to the Seller that, as of the Closing Date, each Receivable is or will be secured by a first-priority perfected security interest in favor of the particular dealership in the Financed Vehicle. The Seller will assign such representation, among others, to the Issuer pursuant to the Purchase Agreement. However, liens for repairs or taxes, or the confiscation of a Financed Vehicle, could arise at any time during the term of a Receivable. No notice will be given to the Issuer, the Indenture Trustee or the Noteholder if such a lien or confiscation arises.

REPOSSESSION. In the event of default by vehicle purchasers, the holder of the retail installment sale contract has all the remedies of a secured party under the UCC, except where specifically limited by other state laws. Among the UCC remedies, the secured party has the right to self-help repossession unless such act would constitute a breach of the peace. Self-help is the method employed by the Secondary Servicer in most cases and is accomplished by retaking possession of the financed vehicle. In the event of default by the obligor, some jurisdictions require that the obligor be notified of the default and be given a time period within which he may cure the default prior to repossession. Generally, the right of reinstatement may be exercised on a limited number of occasions in any one-year period. In cases where the obligor objects or raises a defense to repossession, or if otherwise required by applicable state law, a court order must be obtained from the appropriate state court, and the vehicle must then be repossessed in accordance with that order. A secured party may be held responsible for damages caused by a wrongful repossession of a vehicle.

NOTICE OF SALE; REDEMPTION RIGHTS. The UCC and other state laws require the secured party to provide the obligor with reasonable notice of the date, time and place of any public sale and/or the date after which any private sale of the collateral may be held. The obligor has the right to redeem the collateral prior to actual sale by paying the secured party the unpaid principal balance of the obligation plus reasonable expenses for repossessing, holding and preparing the collateral for disposition and arranging for its sale, plus, in some jurisdictions, reasonable attorneys' fees, or, in some states, by payment of delinquent installments or the unpaid balance.

DEFICIENCY JUDGMENTS AND EXCESS PROCEEDS. The proceeds of resale of the Financed Vehicles generally will be applied first to the expenses of resale and repossession and then to the satisfaction of the indebtedness. In many instances, the remaining principal amount of such indebtedness will exceed such proceeds. While some states impose prohibitions or limitations on deficiency judgments if the net proceeds from resale do not cover the full amount of the indebtedness, a deficiency judgment can be sought in those states that do not prohibit or limit such judgments. However, the deficiency judgment would be a personal judgment against the obligor for the shortfall, and a defaulting obligor can be expected to have very little capital or sources of income available following repossession. Therefore, in many cases, it may not be useful to seek a deficiency judgment or, if one is obtained, it may be settled at a significant discount.

Occasionally, after resale of a vehicle and payment of all expenses and all indebtedness, there is a surplus of funds. In that case, the UCC requires the creditor to remit the surplus to any holder of a lien with respect to the vehicle or if no such lienholder exists or there are remaining funds, the UCC requires the creditor to remit the surplus to the former owner of the vehicle.

CONSUMER PROTECTION LAWS. Numerous federal and state consumer protection laws and related regulations impose substantial requirements upon lenders and servicers involved in consumer finance. These laws include the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Federal Trade Commission Act, the Fair Credit Reporting Act, the Fair Debt Collection Procedures Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulations B and Z, the Soldiers' and Sailors' Civil Relief Act of 1940, the Texas Consumer Credit Code, state adoptions of the National Consumer Act and of the Uniform Consumer Credit Code (the "UCCC") and state sales finance and other similar laws. Also, state laws impose finance charge ceilings and other restrictions on consumer transactions and require contract disclosures in addition to those required under federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply with their provisions. In some cases, this liability could affect an assignee's ability to enforce consumer finance contracts such as the Receivables (or, if a seller with respect to a Receivable is not liable for indemnifying the Issuer as assignee of the Receivables from the Seller, failure to comply could impose liability on an assignee in excess of the amount of the Receivable).

The so-called "Holder-in-Due-Course" Rule of the Federal Trade Commission (the "FTC RULE"), the provisions of which are generally duplicated by the UCC, other state statutes or the common law, has the effect of subjecting a seller in a consumer credit transaction (and certain related creditors and their assignees) to all claims and defenses which the obligor in the transaction could assert against the seller. Liability under the FTC Rule is limited to the amounts paid by the obligor under the contract and the holder of the contract may also be unable to collect any balance remaining due thereunder from the obligor.

Most of the Receivables will be subject to the requirements of the FTC Rule. Accordingly, the Issuer, as holder of the related Receivables, will be subject to any claims or defenses that the purchaser of the Financed Vehicle may assert against the seller of the Financed Vehicle. Such claims are limited to a maximum liability equal to the amounts paid by the obligor on the Receivable. If an obligor were successful in asserting any such claim or defense, such claim or defense would constitute a breach of the dealership warranties under the related Pooling and Servicing Agreement and may create an obligation of the dealership to repurchase the Receivable unless the breach is cured in all material respects. See "The Transfer and Servicing Agreements-Sale and Assignment of Receivables."

Courts have imposed general equitable principles upon secured parties pursuing repossession and litigation involving deficiency balances. These equitable principles may have the effect of relieving an obligor from some or all of the legal consequences of a default.

In several cases, consumers have asserted that the self-help remedies of secured parties under the UCC and related laws violate the due process protections provided under the 14th Amendment to the Constitution of the United States. Courts have generally upheld the notice provisions of the UCC and related laws as reasonable or have found that the repossession and resale by the creditor do not involve sufficient state action to afford constitutional protection to consumers.

Under each Pooling and Servicing Agreement, the particular dealership will represent to the Seller that each Receivable complies with all requirements of law in all material respects. The Seller will assign such representation, among others, to the Issuer. Accordingly, if an obligor has a claim against the Issuer for violation of any law and such claim materially and adversely affects the Issuer's interest in a Receivable, such violation may create an obligation of the dealership to repurchase the Receivable unless the breach is cured in all material respects. See "The Transfer and Servicing Agreements-Sale and Assignment of the Receivables."

OTHER LIMITATIONS. In addition to laws limiting or prohibiting deficiency judgments, numerous other statutory provisions, including federal bankruptcy laws and related state laws, may interfere with or affect the ability of a secured party to realize upon collateral or to enforce a deficiency judgment. For example, in a Chapter 13 proceeding under the federal bankruptcy law, a court may prevent a creditor from repossessing the Financed Vehicle, and, as part of the rehabilitation plan, reduce the amount of the secured indebtedness to the market value of the Financed Vehicle at the time of bankruptcy, leaving the creditor as a general unsecured creditor for the remainder of the indebtedness. A bankruptcy court may also reduce the monthly payments due under a contract or change the rate of finance charge and time of repayment of the indebtedness.

TRANSFER OF VEHICLES. The Receivables prohibit the sale or transfer of a Financed Vehicle without the Primary Servicer's consent and permit the Primary Servicer to accelerate the maturity of the Receivable upon a sale or transfer without the Primary Servicer's consent. The Primary Servicer will not consent to a sale or transfer and will require prepayment of the Receivable. Although the Primary Servicer, as agent of the Issuer, may enter into a transfer of equity agreement with a secondary purchaser for the purpose of effecting the transfer of the vehicle, the new obligation will not be included in the related Receivables Pool.

SALE OF RECEIVABLES BY THE DEALERSHIPS. As described herein, the transactions in which the Receivables are sold by the dealerships to the Seller and by the Seller to the Issuer have been structured as, and will be treated by the parties as, sales. The United States Court of Appeals for the Tenth Circuit recently held that accounts sold prior to a bankruptcy should be treated as property of the bankruptcy estate. In the event that a dealership or the Seller were a debtor in a bankruptcy proceeding, and the bankruptcy court applied a similar analysis, delays or reductions in receipt of collections on the Receivables to the Issuer and distributions on the related Notes to Noteholders could occur.

                                      MANAGEMENT

Each member of the management team of the Issuer has prior experience in industries either the same as or similar to the business of the Issuer. The following sets forth certain information concerning the Issuer's and the Company's Directors and Executive Officers. Each of the Issuer's and the Company's Directors holds office for a one year term and until the annual meeting of the stockholders. The Issuer does not have any audit, compensation or nominating committees. The management team profiles are as follows:

      NAME                                 POSITION
      ----                                 --------
GARRY P. ISAACS    President/Chief Executive Officer, Secretary, Director of
                   the Issuer and the Company

GREG MCBEE         Vice President, General Manager/Chief Operations Officer
                   of the Issuer and the Company

MR. ISAACS, age 56, is the founder of the Company. Since 1993, he has been a business consultant engaged in organizational planning, start up, capital acquisition, market development, offshore transactions and trust organization. Mr. Isaacs has developed and sold companies involved with business and market development of chemical, mechanical, and thermodynamic products and auto financing. From 1986 until December 1993 he was CEO of Procom Environmental, Inc., Couer d'Alene, Idaho. He has operated companies engaged in lumber manufacturing, well drilling, and international financial counseling and trust management.

Mr. Isaacs has instructed professionals and businessmen in both domestic and foreign related business organization and has created successful corporations, trusts and trust companies. Although he no longer solicits business in these areas, he has served, and still serves as trustee for the management of trust funds for some clients.

Mr. Isaacs developed Greenline Corporation, a successful Dallas-based funding company in 1994 which, somewhat like the Company, purchases car contracts. He performed dealer relations and contract acquisitions for that company until May, 1995, at which time he sold his interests to the other shareholders and left to develop the improved risk management methods employed by the Company.

MR. MCBEE, age 33, is employed under an employment agreement with the Company as the Operations Manager. Mr. McBee holds a Bachelors Degree in Business from Tarleton State University. He has 8 years of experience in finance and credit management. His career in the management of accounts receivable for three different companies has included collections credit management in personal financing, real estate receivables and automobile financing. From 1994 to 1995, Mr. McBee was a Branch Manager for Western Funding, Inc., a large automobile contract funding firm, much like the Company. His responsibilities were automobile dealer relations, with emphasis in the purchase and management of automobile receivables. From 1993 to 1994, he was employed by Security Pacific Finance, a subsidiary of Bank of America. From 1989 to 1993, he was employed by Allied Finance Company. Mr. McBee has hired and managed staff and personnel required to support these activities. He has worked closely with Mr. Isaacs in developing the Company's risk management program.

Remuneration. None of the executive officers of the Issuer will receive compensation from the Issuer. The Issuer will have no paid employees. The Company has employment agreements with Messrs. Isaacs and McBee through 199_.

Members of the Board of Directors of the Company at present receive no remuneration for services as Directors or attendance at meetings of the Board and will receive no remuneration from the Issuer. The Company may, however, reimburse the Directors for any expenses incurred by them as directors or in connection with attendance at board meetings.

                                  SECURITY OWNERSHIP

The Company is the sole shareholder of the Issuer.

The following table sets forth information, as of September 30, 1997, relating to the beneficial ownership of the Company's Common Stock by any person or "group", as that term is used in Section 13(d)(3) of the Securities and Exchange Act of 1934 (the "Exchange Act"), known to the Company to own beneficially 5% or more of the outstanding shares of Common Stock, and known to the Company to be owned by each director of the Company and by all officers and directors of the Company as a group. Except as otherwise indicated, each of the persons named below is believed by the Company to possess sole voting and investment power with respect to the shares of Common Stock beneficially owned by such person.

                                  AMOUNT AND NATURE OF BENEFICIAL
                                            OWNERSHIP(1)
                               ---------------------------------------
NAME OF DIRECTOR OR
NAME AND ADDRESS OF            NUMBER OF               PERCENTAGE OF
BENEFICIAL OWNER                 SHARES              CLASS OUTSTANDING

Garry P. Isaacs                7,000,000               _________ %(2)

All officers and directors
as a group (2 persons)         7,000,000               _________ % (2)

(1) The information as to beneficial ownership of Common Stock has been furnished by the respective shareholders, directors and officers of the Company.

(2) Includes ______ shares of Common Stock issuable upon conversion of the Company's Preferred Stock.

There are no family relationships among the directors and any of the executive officers of the Company or the Issuer. None of the directors of the Issuer or the Company holds any directorship in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

The Issuer, the Company and Tamarack Financial, Inc. are affiliates, through their common control by Mr. Isaacs. Mr. Isaacs and other management of the Company and its affiliates will devote as much of their time to the business of these entities as in their judgment is reasonably required.

The terms of the Transfer and Servicing Agreements were not negotiated at arm's-length, but were determined unilaterally by the Company's management.

                      CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL. Set forth below is a discussion of the anticipated material United States federal income tax considerations relevant to the purchase, ownership and disposition of the Notes. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "CODE"), existing and proposed Treasury Regulations thereunder, current administrative rulings, judicial decisions and other applicable authorities. There are no cases or Internal Revenue Service ("IRS") rulings on similar transactions involving both debt and equity interests issued by a trust with terms similar to those of the Notes. As a result, there can be no assurance that the IRS will not challenge the conclusions reached herein, and no ruling from the IRS has been or will be sought on any of the issues discussed below. Furthermore, legislative, judicial or administrative changes may occur, perhaps with retroactive effect, which could affect the accuracy of the statements and conclusions set forth herein as well as the tax consequences to Noteholders.

This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to the Noteholders in light of their personal investment circumstances nor, except for certain limited discussions of particular topics, to certain types of holders subject to special treatment under the federal income tax laws (e.g., financial institutions, broker-dealers, life insurance companies and tax-exempt organizations). This information is directed to prospective purchasers who purchase Notes in the initial distribution thereof, who are citizens or residents of the United States, including domestic corporations and partnerships, and who hold the Notes as "capital assets" within the meaning of Section 1221 of the Code. Taxpayers and preparers of tax returns (including those filed by any partnership or other issuer) should be aware that under applicable Treasury regulations a provider of advice on specific issues of law is not considered an income tax return preparer unless the advice is (i) given with respect to events that have occurred at the time the advice is rendered and is not given with respect to the consequences of contemplated actions, and (ii) is directly relevant to the determination of an entry on a tax return. Accordingly, taxpayers should consult their own tax advisors and tax return preparers regarding the preparation of any item on a tax return, even where the anticipated tax treatment has been discussed herein. PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, FOREIGN AND ANY OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

The following discussion addresses tax treatment of the Notes, which the Issuer, the Seller and the Noteholders will agree to treat as indebtedness secured by the related Receivables. For purposes of this discussion, references to a "Noteholder" are to the beneficial owner of a Note.

CHARACTERIZATION AS DEBT. With respect to each series of Notes, tax counsel to the Seller has advised Seller to the effect that, although no specific authority exists with respect to the characterization for federal income tax purposes of securities having the same terms as the Notes, based on the terms of the Notes and the transactions relating to the Receivables as set forth herein, the Notes will be treated as debt for federal income tax purposes. The Seller, the

Issuer and each Noteholder, by acquiring an interest in a Note, will agree to treat the Notes as indebtedness for federal, state and local income and franchise tax purposes.

TREATMENT OF STATED INTEREST. Based on the foregoing opinion, the stated interest on the Notes will be taxable to a Noteholder as ordinary income when received or accrued in accordance with such Noteholder's method of tax accounting. No series of Notes will be issued with OID. A holder who purchases a Note after the initial distribution thereof at a discount that exceeds a statutorily defined de minimis amount will be subject to the "market discount" rules of the Code, and a holder who purchases a Note at a premium will be subject to the bond premium amortization rules of the Code.

DISPOSITION OF NOTES. If a Noteholder sells a Note, the holder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale and the holder's adjusted tax basis in the Note. The adjusted tax basis of the Note to a particular Noteholder will equal the holder's cost for the Note, increased by any market discount and gain previously included by such Noteholder in income with respect to the Note and decreased by any bond premium previously amortized and any principal payments previously received by such Noteholder with respect to such Note. Subject to the market discount rules of the Code, any such gain or loss will be capital gain or loss if the Note was held as a capital asset. Capital gain or loss will be long-term if the Note was held by the holder for more than one year and otherwise will be short-term. Any capital losses realized generally may be used by a corporate taxpayer only to offset capital gains, and by an individual taxpayer only to the extent of capital gains plus $3,000 of other income.

INFORMATION REPORTING AND BACKUP WITHHOLDING. The Issuer will be required to report annually to the IRS, and to each related Noteholder of record, the amount of interest paid on the Notes (and the amount of interest withheld for federal income taxes, if any) for each calendar year, except as to exempt holders (generally, corporations, tax-exempt organizations, qualified pension and profit-sharing trusts, individual retirement accounts, or nonresident aliens who provide certification as to their status). Each holder (other than holders who are not subject to the reporting requirements) will be required to provide to the Issuer under penalties of perjury, a certificate containing the holder's name, address, correct federal taxpayer identification number and a statement that the holder is not subject to backup withholding. Should a nonexempt Noteholder fail to provide the required certification, the Issuer will be required to withhold, from interest otherwise payable to the holder, 31% of such interest and remit the withheld amount to the IRS as a credit against the holder's federal income tax liability.

STATE AND LOCAL TAX CONSEQUENCES. The above discussion does not address the tax treatment of the Issuer, the Notes or Noteholders under any state or local tax laws. The activities to be undertaken by the Seller in servicing and collecting the Receivables will take place throughout the United States and, therefore, many different tax regimes potentially apply to different portions of these transactions. Prospective investors are urged to consult with their tax advisors regarding the state and local tax treatment of the Issuer as well as any state and local tax consequences to them of purchasing, holding and disposing of Notes.

                             PLAN OF DISTRIBUTION

Tamarack Financial, Inc., an affiliate of the Issuer, and the Company, through its representatives, will sell the Notes from time to time on a best-efforts basis for 100% of their principal amounts. Tamarack Financial, Inc., may be allocated commissions of up to 6.00% on such sales.

Although the Notes are registered under federal securities laws, and are transferable as described in this Prospectus, neither the Issuer, the Company nor Tamarack Financial, Inc. intends to make a market for the Notes, and no market is likely to develop.

Minimum suitability requirements have been established for residents of certain states. California subscribers must represent that they have either
(a) an annual gross income of at least $60,000 and a net worth of at least $60,000 exclusive of the subscriber's principal residence and its furnishings and personal use automobiles; or (b) a net worth of at least $225,000, exclusive of the subscriber's principal residence and its furnishings and personal use automobiles. Colorado subscribers must represent that they have either (a) an annual gross income of at least $45,000 and a net worth of at least $45,000 exclusive of the subscriber's principal residence and its furnishings and personal use automobiles; or (b) a net worth of at least $150,000, exclusive of the subscriber's principal residence and its furnishings and personal use automobiles. Florida subscribers must represent that they have either (a) an annual gross income of at least $45,000 and a net worth of at least $45,000 exclusive of the subscriber's principal residence and its furnishings and personal use automobiles; or (b) a net worth of at least $150,000, exclusive of the subscriber's principal residence and its furnishings and personal use automobiles. Missouri subscribers must represent that they have either (a) an annual gross income of at least $45,000 and a net worth of at least $45,000 exclusive of the subscriber's principal residence and its furnishings and personal use automobiles; or (b) a net worth of at least $150,000, exclusive of the subscriber's principal residence and its furnishings and personal use automobiles. Texas subscribers must represent that they have either (a) an annual gross income of at least $45,000 and a net worth of at least $45,000 exclusive of the subscriber's principal residence and its furnishings and personal use automobiles; or (b) a net worth of at least $150,000, exclusive of the subscriber's principal residence and its furnishings and personal use automobiles. Utah subscribers must represent that they have either (a) an annual gross income of at least $45,000 and a net worth of at least $45,000 exclusive of the subscriber's principal residence and its furnishings and personal use automobiles; or (b) a net worth of at least $150,000, exclusive of the subscriber's principal residence and its furnishings and personal use automobiles. In the case of sales to a subscriber which is a fiduciary account, the foregoing standards must be met by the beneficiary, the fiduciary account, or by the donor or grantor who directly or indirectly supplies the funds to purchase the securities if the donor or grantor is the fiduciary.

The Issuer intends to accept in the order received properly completed subscriptions and payments for subscription amounts from qualified investors meeting the applicable suitability standards. The Issuer may elect to treat as accepted subscriptions from certain otherwise qualified investors

(for example, IRA's) whose subscription funds are being paid by a trustee or other institution which has confirmed to the Issuer that the funds will be paid.

                                    LEGAL MATTERS

Certain legal matters relating to the Notes will be passed upon for the Issuer by Donohoe, Jameson & Carroll, P.C., Dallas, Texas, counsel to the Seller.

                                       EXPERTS

The balance sheet of Tamarack Lenders Corporation as of July 31, 1997 and the related statements of operations, changes in stockholders' equity and cash flows for the period ended July 31, 1997, since commencement of business by Tamarack Lenders Corporation included in this Prospectus, have been included herein in reliance on the report of Cheshier & Fuller, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             TAMARACK LENDERS CORPORATION
                            INDEX TO FINANCIAL STATEMENTS

                                       CONTENTS


A.  FINANCIAL STATEMENTS

    Report of Independent Accountants. . . . . . . . . . . . . . . . . . A-1
    Balance Sheet as of July 31, 1997. . . . . . . . . . . . . . . . . . A-2
    Statement of Operations for the Period ended July 31, 1997 . . . . . A-3
    Statements of Changes in Stockholders' Equity for the
    Period Ended July 31, 1997 . . . . . . . . . . . . . . . . . . . . . A-4
    Statements of Cash Flows for Period Ended July 31, 1997  . . . . . . A-5
    Notes to Financial Statements for the Period Ended July 31, 1997 . . A-6

                               INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholder of Tamarack Lenders Corporation

We have audited the accompanying balance sheet of Tamarack Lenders Corporation (a Texas corporation and a development stage company) as of July 31, 1997, and the related statements of operations, changes in stockholder's equity and cash flows for the period from inception (July 17, 1997) to July 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tamarack Lenders Corporation as of July 31, 1997, and the results of its operations and its cash flows for the period then ended in conformity with generally accepted accounting principles.

                                   CHESHIER & FULLER, L.L.P.

Dallas, Texas
July 31, 1997

                           TAMARACK LENDERS CORPORATION

                                   Balance Sheet


                                      ASSETS

                                                                      July 31,
                                                                        1997
                                                                      --------

Cash                                                                   $1,000
                                                                       ------

TOTAL ASSETS                                                           $1,000
                                                                       ------
                                                                       ------

                              STOCKHOLDER'S  EQUITY


Common stock, $.01 par value, 10,000
  shares authorized, 1,000 shares
  issued and outstanding                                               $   10
Additional paid-in capital                                                990
                                                                       ------

     Total Stockholder's Equity                                         1,000
                                                                       ------
TOTAL STOCKHOLDER'S EQUITY                                             $1,000
                                                                       ------
                                                                       ------

  The accompanying notes are an integral part of these financial statements.

                          TAMARACK LENDERS CORPORATION

                            Statement of Operations

                                                                   Period from
                                                                    inception
                                                                 (July 17, 1997)
                                                                     through
                                                                  July 31, 1997
                                                                 ---------------

Revenues                                                                  --

Expenses                                                                  --
                                                                     -------

Net operating income                                                      --
                                                                     -------

Income before provision for income taxes                                  --

Provision for income taxes                                                --
                                                                     -------

Net income                                                           $    --
                                                                     -------
                                                                     -------

Weighted average common shares outstanding                             1,000
                                                                     -------
                                                                     -------

Net income per share                                                 $    --
                                                                     -------
                                                                     -------





   The accompanying notes are an integral part of these financial statements.

                          TAMARACK LENDERS CORPORATION

                  Statement of Changes in Stockholder's Equity
                  For the period from inception (July 17, 1997)
                               to July 31, 1997


                                Common Stock       Additional          Total
                             -----------------      Paid-In        Stockholder's
                             Shares     Amount      Capital           Equity
                             ------     ------     ----------      -------------

Common stock issued,
  July 17, 1997              1,000      $   10       $ 990            $1,000
                             -----      ------       -----            ------
Balance,
  July 31, 1997              1,000      $   10       $ 990            $1,000
                             -----      ------       -----            ------
                             -----      ------       -----            ------




   The accompanying notes are an integral part of these financial statements.

                          TAMARACK LENDERS CORPORATION

                            Statement of Cash Flows

                                                                   Period from
                                                                    inception
                                                                 (July 17, 1997)
                                                                     through
                                                                  July 31, 1997
                                                                 ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:

  Proceeds from the issuance of common stock                        $  1,000
                                                                    --------

Net cash provided by financing activities                              1,000
                                                                    --------

Net increase in cash                                                   1,000

Cash and cash equivalents, beginning of period                            --
                                                                    --------

Cash and cash equivalents, end of period                            $  1,000
                                                                    --------
                                                                    --------


SUPPLEMENTAL CASH FLOW DISCLOSURES:

  Cash paid during the year-

    Income taxes                                                    $    -0-
                                                                    --------
                                                                    --------

    Interest                                                        $    -0-
                                                                    --------
                                                                    --------





  The accompanying notes are an integral part of these financial statements.

                         TAMARACK LENDERS CORPORATION

                        Notes to Financial Statements
                                July 31, 1997


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   NATURE OF BUSINESS

   Tamarack Lenders Corporation (the "Issuer") was incorporated on July 17, 1997 as a single purpose Texas corporation. The Issuer is a wholly-owned subsidiary of Tamarack Funding Corporation and is a development stage company since it has not commenced operations as of July 31, 1997. The future activities of the Issuer will primarily be (1) acquiring, managing and holding retail installment contracts for used automobiles and light trucks and the proceeds therefrom and (2) issuing notes and making payments and distributions thereon.

   Tamarack Funding Corporation ("TFC"), an affiliate, will purchase retail installments contracts from automobile dealers and sell them to the Issuer. TFC will serve as the primary servicer and automobile dealers from whom TFC purchases contracts will serve as secondary servicers. TFC will also bear the cost of the ongoing operations of the Issuer and will be reimbursed only through its equity interest after all of the Issuer's note obligations have been satisfied.

   Either TFC or an affiliate will maintain custody of the contracts and will undertake certain administrative duties with respect to the Issuer. The custodian will be entitled to be reimbursed for expenses incurred by it on behalf of the Issuer. Such reimbursement will be subordinate to the rights of and obligations to the Issuer's noteholders.

2. AUTO RECEIVABLES BACKED NOTE OFFERING

   The Issuer plans to offer on a best-efforts basis up to $20,000,000 in principal amount of notes backed by retail installment contracts for used automobiles and light trucks. Interest rates and terms will be determined at the time a series of notes is issued. The notes will be
   offered through Tamarack Financial, Inc. ("TFI"), an affiliate.   TFI
   will be a licensed broker/dealer in securities and may be allocated a commission of up to 6% on note sales.

   The Issuer also intends to enter into an indenture agreement with a trustee. The Indenture Trustee will monitor the assets of the Issuer on behalf of the interests of the noteholders, as required pursuant to Federal securities laws and as set forth in the Indenture.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE SELLER, THE UNDERWRITER OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                               TABLE OF CONTENTS

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

REPORTS TO NOTEHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

THE ISSUER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

THE RECEIVABLES POOL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

TRADING INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10

THE SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10

CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12

THE NOTES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13

THE INDENTURE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14

CERTAIN INFORMATION REGARDING NOTES. . . . . . . . . . . . . . . . . . . . . .17

THE TRANSFER AND SERVICING AGREEMENTS. . . . . . . . . . . . . . . . . . . . .18

CERTAIN LEGAL ASPECTS OF THE RECEIVABLES . . . . . . . . . . . . . . . . . . .23

MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27

SECURITY OWNERSHIP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS. . . . . . . . . . . . . . . . . . .30

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33

INDEX TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . .34

                                  $20,000,000

                         TAMARACK LENDERS CORPORATION



                              --------------------

                                   PROSPECTUS


                              --------------------


                                            , 1997
                              --------------

              (Subject to Completion, dated September 30, 1997)

                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Expenses in connection with the offering of the Securities being registered hereby are estimated as follows:

Registration Fee. . . . . . . . . . . . . . . . . . .     $6,060.61
Printing and Engraving. . . . . . . . . . . . . . . .     $5,000.00 **
Trustees' Fees. . . . . . . . . . . . . . . . . . . .     $   *
Accounting Fees . . . . . . . . . . . . . . . . . . .     $   *
Legal Fees and Expenses . . . . . . . . . . . . . . .     $   *
Blue Sky Fees and Expenses. . . . . . . . . . . . . .     $   *
Miscellaneous Fees. . . . . . . . . . . . . . . . . .     $   *
                                                          ---------
    TOTAL . . . . . . . . . . . . . . . . . . . . . .     $   *
                                                          ---------
                                                          ---------

----------------
 *  To be supplied by amendment.
**  Estimate

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article 2.02-1.B of the Texas Business Corporations Act (the "TBCA") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that such person is or was a director, officer or other agent of the corporation against expenses, judgments, fines, settlements and other amounts actually incurred in connection with such proceeding if the person: (1) acted in good faith, and (2) (i) if acting in his official capacity, acted in a manner the person reasonably believed to be in the best interest of the corporation or
(ii) otherwise, acted in a manner the person reasonably believed was not opposed to the corporation's interests, and (3) and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

    Article 2.02-1 of the TBCA requires that a director, officer or agent shall be indemnified against expenses actually and reasonably incurred to the extent the person has been successful, on the merits or otherwise, in the defense of a proceeding in which he is named because he has or had such a role for the corporation.

    Indemnification under Article 2.02-1.B shall be made by the corporation only upon a determination that indemnification is proper, by any of the following: (i) a majority vote of a quorum consisting of directors who are not parties to the proceeding, (ii) if such a quorum of directors is not obtainable, by a majority vote of a committee of directors, designated to act by a majority of the board of directors, consisting of two or more directors who are not parties to the proceeding, (iii) special legal counsel selected by the board or a committee of directors as set forth above,
(iv) approval of the shareholders, provided that any shares owned by the Agent may not vote thereon, or (v) the court in which such proceeding is or was pending.

    Pursuant to Article 2.02.1.K of the TBCA, the corporation may advance expenses incurred in defending any proceeding upon receipt of a written affirmation of the person's good faith belief that he has met the standard for indemnification and a written undertaking by the person to repay such amount if it is ultimately determined that he is not entitled to be indemnified.

    The TBCA authorizes a corporation to purchase and maintain insurance on behalf of a director, officer or agent for liabilities arising by reason of the person's status, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the TBCA.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

         Not applicable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    A.   EXHIBITS

     3.1 Articles of Incorporation of Tamarack Lenders Corporation
     3.2 Bylaws
     4.1 Form of Indenture
     4.2 Form of Note (included as an exhibit to Exhibit 4.1)
     5.1 Opinion of Donohoe, Jameson & Carroll, P.C. (1)
    10.1 Form of Pooling Agreement (1)
    10.2 Form of Servicing Agreement
    10.3 Form of Purchase Agreement
    10.4 Form of Insurance Policy (1)
    23.1 Consent of Donohoe, Jameson & Carroll, P.C. (included as part of
         Exhibit 5.1) (1)
    23.2 Consent of Cheshier & Fuller, L.L.P.
    25.1 Statement of Eligibility and Qualification of Indenture Trustee on Form T-1
-----------------------------
(1) to be filed by amendment.

    B.   FINANCIAL STATEMENT SCHEDULES

         Not applicable.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes as follows:

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement
                   (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (c) For purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

    (d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (e) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson and State of Texas, on the 30th of September, 1997.

                                  TAMARACK LENDERS CORPORATION


                                  By: Garry P. Isaacs
                                      -----------------------------------
                                      Garry P. Isaacs
                                      President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE                    TITLE                         DATE



Garry P. Isaacs        President, Chief Executive
--------------------   Officer, Director (Principal      September 30, 1997
Garry P. Isaacs        Executive Officer)

                            EXHIBIT INDEX

Exhibit Number          Description                                         Page

     3.1      Articles of Incorporation of Tamarack Lenders Corporation
     3.2      Bylaws
     4.1      Form of Indenture
     4.2      Form of Note (included as an exhibit to Exhibit 4.1)
     5.1      Opinion of Donohoe, Jameson & Carroll, P.C. (1)
    10.1      Form of Pooling Agreement (1)
    10.2      Form of Servicing Agreement
    10.3      Form of Purchase Agreement
    10.4      Form of Insurance Policy (1)
    23.1 Consent of Donohoe, Jameson & Carroll, P.C. (included as part of Exhibit 5.1) (1)
    23.2      Consent of Cheshier & Fuller, L.L.P.
    25.1 Statement of Eligibility and Qualification of Indenture Trustee on Form T-1
-----------------------------
(1) to be filed by amendment.